Date:	December 14, 2009

For Release	Immediate

Contact:	Investor Contact:
	Gary J. Morgan,	Joseph Hassett, VP
	Senior Vice President of Finance, CFO	Gregory FCA Communications
	215-723-6751	610-228-2110

Met-Pro Corporation Appoints Robin L. Wiessmann to Board of Directors

Harleysville, PA, December 14, 2009 – Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE:MPR), announced today that Robin L. Wiessmann has been appointed to the Company’s Board of Directors, filling the vacancy created by the retirement of Dr. Alan Lawley.

“We are honored to have Ms. Wiessmann join our Board,” stated De Hont. “A diverse group of Directors with broad experiences and viewpoints that can help enable our Company to realize its full potential is essential in today’s rapidly evolving world. As a veteran of public finance and investment banking, Ms. Wiessmann has developed unique expertise through a blending of private sector leadership, public sector management, and governance principles. Her operating perspective successfully combines technical financial skills with an organizational management and strategic planning approach. Ms. Wiessmann’s outstanding qualifications and experience add a new dimension to our Board, which we are confident, will be a tremendous asset to Met-Pro as we continue with our efforts to grow and improve our Company.”

Ms. Wiessmann recently concluded a successful term as State Treasurer of the Commonwealth of Pennsylvania during which she focused on asset allocation, institutional investing standards, and operating efficiencies. She was a founding principal and President of Artemis Capital Group, a successful municipal broker-dealer investment banking firm. As an investment banker, Ms. Wiessmann specialized in diverse and complex municipal issues while working with Governors and Treasurers nationwide. Following their acquisition of Artemis, she joined RBC Dain Rauscher as a Managing Director.  Ms. Wiessmann began her investment-banking career at Goldman Sachs. She also served as a Director at Merrill Lynch and as the Deputy Director of Finance and Deputy Managing Director for the City of Philadelphia.

Ms. Wiessmann received a Bachelor of Arts degree from Lafayette College and a Juris Doctor from Rutgers University.  She is a member of the Pennsylvania Bar and obtained securities licenses including Series 7, 24, 53, 63 and 65.

Ms. Wiessmann has had significant roles on various Boards and was a key participant in the establishment of a mutual fund board. Previously, she served as the Vice Chairman of the Delaware River Joint Toll Bridge Commission and as a trustee of the Citizen’s Budget Commission of New York. She presently serves as an independent director of the ICMARC Vantagepoint Funds and as a Commissioner of the Delaware River Port Authority.

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, was recently recognized as one of “America’s Fastest Growing Small Companies” by Fortune Small Business magazine. In 2008, the Company was also named one of America’s “200 Best Small Companies” by Forbes magazine for the third year in a row. Through its business units in the United States, Canada, Europe and The People's Republic of China, a wide range of products and services is offered for industrial, commercial, municipal and residential markets worldwide. These include product recovery and pollution control technologies for purification of air and liquids; fluid handling technologies for corrosive, abrasive and high temperature liquids; Mefiag filtration technologies for harsh, corrosive liquid filtration applications; and filtration and purification technologies which include proprietary water treatment chemicals and filter products for air and liquid filtration. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this news release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company), contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, goodwill impairment, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s website at www.met-pro.com.